Exhibit 10.14

Final

Career Education Corporation

2013 Annual Incentive Award Program

pursuant to the

2008 Incentive Compensation Plan

ARTICLE 1

PURPOSE AND PERFORMANCE PERIOD

1.1         Purpose. This document is created to set forth the terms and conditions for certain Grantees who have been selected to participate in the Annual Incentive Award portion of the Plan for calendar year 2013. To the extent that there is any conflict between the terms of this document and the terms of the Plan, the Plan shall control.

1.2         Performance Period. This document is effective for certain Annual Incentive Awards calculated for Grantees under the Plan relating to calendar year 2013. The 2013 Annual Incentive Awards earned pursuant to this Program shall be paid no later than March 15, 2014.

1.3         No Misconduct. If at any time prior to the date the 2013 Annual Incentive Award is paid by the Company or an Affiliate, a Grantee is determined by the Administrator to have engaged in Misconduct, then no such Annual Incentive Award shall be paid to such Grantee.

ARTICLE 2

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. The following words and phrases shall have the following meanings:

2.1         “Administrator” means a committee consisting of the Senior Vice President and Chief Financial Officer, the Senior Vice President and General Counsel, and the Senior Vice President and Chief Human Resources Officer (or their respective designees), and/or any other executive officer as determined by the Committee.

2.2         “Affiliate” means any corporation, campus, or other entity that, directly or indirectly through one or more intermediaries, is owned by the Company.

2.3         “Business Segment” means the Career Schools Group, the University Schools Group or the Transition Group.

2.4         “Career Schools Group” is the Business Segment that includes those schools that primarily provide instruction in the design and technology, health and culinary arts fields.

2.5         “Corporate Employee” means an employee of the Company or an Affiliate whose primary duties relate to corporate-level activities (rather than Business Segment-level, Education Group-level or campus-level activities) activities. Status as a Corporate Employee will be determined by the Administrator.

2.6         “Covered Management Position” means a position within the Company which the Company has determined to be covered under 34 C.F.R. Section 668.14(b)(22)(iii)(C).

2.7         “Education Group” means a subdivision of a Business Segment. For purposes of this Program, (a) the Education Groups within the Career Schools Group include Design and Technology, Health Education and Culinary Arts; (b) the Education Groups within the University Schools Group include AIU and CTU; and (c) the Transition Group (which serves as its own Education Group and Business Segment) consists of those campuses which have been designated by the Company as in “teach-out.”

2.8         “Eligible Earned Wages” means compensation for services performed in an incentive-eligible position that is eligible for inclusion when determining a Grantee’s Annual Incentive Award. Eligible Earned Wages are based on base earnings during the Performance Period only and exclude any other payments made during the Performance Period (i.e., teach pay, allowances, reimbursements, equity grants, bonuses, incentive payments, short-term disability payments, long-term disability payments, etc.). Notwithstanding the foregoing, (a) to the

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extent any individual becomes employed by the Company or any of its Affiliates on or after November 1, 2013, or first moves into an incentive-eligible position on or after November 1, 2013, such individual will not have any Eligible Earned Wages for the Performance Period, and (b) except as set forth in Section 3.1 hereof, to the extent any individual does not remain employed by the Company or an Affiliate as of the last day of the Performance Period, such individual will not have any Eligible Earned Wages for the Performance Period.

2.9         “Ending Population” means student population on a Company-wide, Business Segment-wide, Education Group-wide or campus-wide basis, as applicable, at the end of the Performance Period.

2.10         “Ending Population Payout Factor” means the applicable amount, expressed as a percentage of target payout, that is payable to a Grantee based on actual Ending Population compared to 2013 plan for ending population for the Company (and its Affiliates), or a Business Segment, Education Group or campus, as applicable. The table for determining the applicable Ending Population Factor is set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Ending Population Payout Factor may not be less than zero percent (0%).

2.11         “Key Executive Program” means the Career Education Corporation 2013 Annual Incentive Award Program for Key Executives.

2.12         “Misconduct” means any one of the following in which a Grantee may engage prior to or during the Performance Period or any time thereafter, but prior to the date the 2013 Annual Incentive Award is paid: (a) any act of intentional misconduct, dishonesty, gross negligence, conscious abandonment, or neglect of duty; (b) any violation of the Company’s Code of Conduct, policies on maintaining confidentiality of proprietary information, Code of Ethics or non-discrimination or anti-harassment policy; (c) any commission of a criminal activity, fraud, or embezzlement; (d) any failure to reasonably cooperate in any investigation or proceeding concerning the Company or any of its Affiliates; (e) any unauthorized disclosure or use of confidential information or trade secrets; (f) any violation of any enforceable restrictive covenant, such as a non-compete, non-solicit, or non-disclosure agreement between the Grantee and the Company or an Affiliate; or (g) engaged in any conduct that causes the Grantee to be ineligible for benefits pursuant the applicable Company severance plan.

2.13         “Operating Expense Management” means the (a) all expenses incurred in the Transition Education Group in the process of conducting business as reported by the Company’s Finance Department for the year ending on December 31, 2013, (b) less the amounts paid pursuant to this Program and the Key Executive Program to the Transitional Group, (c) less the CEC management fee applied to the Transitional group, and (d) such adjustment, if any, as may be made (i) by the Committee in its sole discretion, or (ii) with respect to a Business Segment, Education Group or campus, by the Administrator in its sole discretion.

2.14         “Operating Expense Management Payout Factor” means the applicable amount, expressed as a percentage of target payout, that is payable to a Grantee based on actual Operating Expense Management compared to 2013 plan for the Transition Group Business Segment or campus, as applicable. The table for determining the applicable Operating Expense Management is set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Operating Expense Management Payout Factor may not be less than zero percent (0%).

2.15         “Operating Income/Loss” means the aggregate of (a) the earnings of the Company (and its Affiliates), or a Business Segment, Education Group or campus, as applicable, as reported on the Company’s Form 10-K for the year ending on December 31, 2013 (which is prepared in accordance with the generally accepted accounting principles of the U.S), (b) the amounts paid pursuant to this Program and the Key Executive Program, and (c) such adjustment, if any, as may be made (i) by the Committee in its sole discretion, or (ii) with respect to a Business Segment, Education Group or campus, by the Administrator in its sole discretion. In respect of clause (a) of the preceding sentence, to the extent the information reported on the Form 10-K is not sufficiently specific to

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provide data for a specific campus, the campus-level data will be obtained from the Company’s Finance Department, and will be based on the data used to obtain the information upon which the information in the Form 10-K is based.

2.16         “Operating Income/Loss Payout Factor” means, the applicable amount, expressed as a percentage of target payout, that is payable to a Grantee based on actual Operating Income/Loss compared to Targeted Operating Income/Loss for the Company (and its Affiliates), or a Business Segment, Education Group or campus, as applicable. The table for determining the applicable Operating Income/Loss Payout Factor is set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Operating Income/Loss Payout Factor may not be less than zero percent (0%).

2.17         “Performance Period” means the calendar year ending December 31, 2013.

2.18         “Plan” means the Career Education Corporation 2008 Incentive Compensation Plan, as amended.

2.19         “Program” means this 2013 Annual Incentive Award Program which is established under the Plan.

2.20         “Student Outcomes Payout Factor” means, the applicable amount, expressed as a percentage of target payout, that is payable to a Grantee based on actual student outcome performance compared to targeted student outcome performance for the Company (and its Affiliates), or a Business Segment, Education Group or campus, as applicable, all as generally described below. The table for determining the applicable Student Outcomes Factor is set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Student Outcomes Payout Factor may not be less than zero percent (0%).

2.20.1         Career Schools Group Grantees. For Grantees in the Career Schools Group, the Student Outcomes Payout Factor will be determined by comparing actual placement rates to accreditor standards based on ACICS requirements for the Business Segment, or the applicable Education Group or Campus. Results for the Business Segment and Education Groups will be based on a weighted average of number of students.

2.20.2         University Schools Group Grantees. For Grantees in the University Schools Group, the Student Outcomes Payout Factor will be determined by comparing actual student retention rates to the student retention plan for the Business Segment or the applicable Education Group. Results for Business Segment and Education Groups will be based on a weighted average of number of students.

2.20.3         Transition Group Grantees. For Transition Group Grantees, the Student Outcomes Payment Factor will be determined using both actual placement rates to accreditor standards based on ACICS requirements as described in Section 2.20.1 above (but applied to the Transition Group and not to the Career Schools Group), and based on comparing actual student retention rates to the student retention plan as described in 2.20.2 above (but applied to the Transition Group and not to the University Schools Group).

2.20.4         Corporate Employee Grantees. For Grantees who are Corporate Employees, the Student Outcomes Payout Factor will be determined on a consolidated basis (i.e., taking into account and appropriately weighting the targets and performance of the University Schools Group, and the Career Group) as described above.

2.21         “Target Incentive Percentage” means a Grantee’s target Annual Incentive Award percentage of Eligible Earned Wages as communicated to the Grantee.

2.22         “Targeted Operating Income/Loss” means the targeted amount of Operating Income/Loss for the Company (and its Affiliates), or a Business Segment, Education Group or campus, as applicable, for the Performance Period as approved by the Board in the 2013 operating plan.

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2.23         “Transition Group” is the Education Group that includes those schools that are designated by the Company as being in “teach-out” status. For the avoidance of doubt, there are no Business Segments within the Transition Group.

2.24         “University Schools Group” is the Business Segment that includes American Intercontinental University (“AIU”) and Colorado Technical University (“CTU”).

ARTICLE 3

ELIGIBILITY

3.1         Eligibility. The Grantees for the Performance Period have been designated in accordance with the Plan. Employees who participate in the Key Executive Program are not eligible Grantees for purposes of this Program. If an individual is in a Covered Management Position at any point during the Performance Period, then such individual will only be eligible for an award or payment under this Program (subject to the terms hereof) for the portion of the Performance Period in which he or she was in an incentive-eligible position and was not in a Covered Management Position. Individuals employed within the International Business Segment and who are based outside the U.S. are not eligible to receive Annual Incentive Awards pursuant to this Program. In addition, (a) to the extent an individual is newly hired by the Company or its Affiliates or first moves into an incentive-eligible position on or after November 1, 2013, such individual shall not be eligible to receive an Annual Incentive Award pursuant to this Program, and (b) subject to Section 1.3 hereof, unless (i) a Grantee incurs a Termination of Service by the Company without Cause (as defined in the Plan) on or after October 1, 2013, or (ii) otherwise determined by the Committee, a Grantee must be employed by the Company or an Affiliate on the last day of the Performance Period in order to be eligible to receive an Annual Incentive Award payment hereunder. To the extent a Grantee is no longer employed by the Company or an Affiliate on the date the Annual Incentive Award becomes payable pursuant to this Program (a “Separated Grantee”), then the Annual Incentive Amount shall only be paid to such Separated Grantee to the extent the Separated Grantee has executed a release of claims against the Company and its Affiliates, which release must be in a form satisfactory to the Administrator, prior to the payment date for such Annual Incentive Award. In addition, if applicable law requires that any such release be subject to a revocation period in order to become fully effective, payment of the Annual Incentive Award to a Separated Grantee shall only be required if, prior to the payment date for the Annual Incentive Award, the applicable revocation period for the release has lapsed without any such revocation occurring.

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ARTICLE 4

AWARD AMOUNT

4.1         Annual Incentive Award Weightings. The following table identifies the Annual Incentive Award element weightings based on the performance components and Grantee classification for Grantees who are Corporate Employees and for Grantees who are part of the Career Schools Group and the University Schools Group.

Grantee Classification	Operating Income/Loss	Ending Population	Student Outcomes	Individual Goals
Senior Leaders (defined as Grantees in grades E61 and higher)	30%	30%	20%	20%
Campus Presidents	20%	20%	40%	20%
Other Participants	20%	20%	20%	40%

The following table identifies the Annual Incentive Award element weightings based on the performance components and Grantee classification for Grantees who are part of the Transition Group.

Grantee Classification	Operating Expense Management	Student Outcomes
		Placement	Retention
All Participants	33%	33%	34%

For Grantees performing services during the Performance Period in multiple Grantee Classifications, the percentages set forth in the tables above may be subject to proration pursuant to Section 5.2 hereof.

4.2         Operating Income/Loss Performance Component. In respect of the Operation Income/Loss Performance Component, each Grantee (other than Grantees who are part of the Transition Group) will be eligible to receive a payment equal to result of applying the following formula to such Grantee:

A x B x C x D:

Where:

“A”	equals such Grantee’s Eligible Earned Wages;
“B”	equals such Grantee’s Target Incentive Percentage;
“C”	equals the percentage set forth in the applicable box set forth in the “Operating Income/Loss” column in the table in Section 4.1 hereof (subject to Section 4.6); and
“D”	equals the Operating Income/Loss Payout Factor.

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4.3         Operating Expense Management Component. For Grantees who are part of the Transition Group, in respect of the Operating Expense Management Component, each such Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

E x F x G x H:

Where:

“E”	equals such Grantee’s Eligible Earned Wages;
“F”	equals such Grantee’s Target Incentive Percentage;
“G”	equals the percentage set forth in the applicable box set forth in in the “Operating Expense Management” column in the table in Section 4.1 hereof; and
“H”	equals the Operating Expense Management Payout Factor.

4.4         Ending Population Component. In respect of the Ending Population Component, each Grantee (other than Grantees who part of the Transition Group) will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

E x F x G x H:

Where:

“E”	equals such Grantee’s Eligible Earned Wages;
“F”	equals such Grantee’s Target Incentive Percentage;
“G”	equals the percentage set forth in the applicable box in the “Ending Population” column set forth in the table in Section 4.1 hereof (subject to Section 4.6); and
“H”	equals the Ending Population Payout Factor.

To the extent a Business Segment or Education Group performance does not meet required thresholds, Grantees in that Business Segment or Education Group shall not be eligible for payment based on the Ending Population Component.

No portion of the Annual Incentive Award of a Grantee who is in the Transition Group will be based on the Ending Population Component.

4.5         Student Outcomes Component. In respect of the Student Outcomes Component, each Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

J x K x L x M:

Where:

“J”	equals such Grantee’s Eligible Earned Wages;
“K”	equals such Grantee’s Target Incentive Percentage;
“L”	equals the percentage set forth in the applicable box in the “Student Outcomes” column set forth in the table in Section 4.1 hereof (subject to Section 4.6); provided that, with respect to Grantees in the Transition Group, “L” is determined based on the paragraph below; and
“M”	equals the Student Outcome Payout Factor

To the extent a Business Segment or Education Group performance does not meet required thresholds, Grantees in that Business Segment or Education Group shall not be eligible for payment based on the Student Outcomes Component.

For Grantees who are part of the Transition Group, the foregoing formula will be applied twice. The first time such formula is performed, “L” shall equal the percentage set forth in the applicable box in the “Student Outcomes—Placement” column set forth in the table in Section 4.1 hereof; and the second time such formula is performed, “L” shall equal the percentage set forth in the applicable box in the

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“Student Outcomes—Retention” column set forth in the table in Section 4.1 hereof. Such amounts shall then be aggregated and such aggregated amount shall be subject to Section 4.6. To the extent the Transition Group Operating Expense Management performance does not meet required threshold, Grantees in the Transition Group shall not be eligible for payment based on the Student Outcomes Component.

4.6         Aggregated Factors. Depending on the organization level of a Grantee (as determined pursuant to the table below), the relevant payout factors used for purposes of Sections 4.2, 4.4 and 4.5 above may be consolidated based on performance at two different organization levels.

Organization Level	Participants	Company	Business Segment	Education Group	Campus
Corporate		100%

University School Group
Business Segment	Chief University Officer	50%	50%
	Functional direct reports		100%
Education Group	Education Group participants		50%	50%
Campus	Campus-based participants		50%	50%

Career School Group
Business Segment	Chief Career Schools Officer and functional direct reports	50%	50%
Education Group	Education Group participants		50%	50%
Campus	Campus-based participants			50%	50%

Transition Group	Head of Transition Group			100%
Education Group	Education Group participants			100%
Campus	Campus-based participants			50%	50%

To the extent the performance of more than one organization level applies, then in order to determine the relevant payout, the formula set forth in Section 4.2, 4.4 or 4.5 above shall be performed at both levels, and the result shall be reduced by fifty percent (50%).

4.7         Individual Goals Component. At target levels, the relevant percentage set forth in the applicable box in the “Individual Goals” column set forth in the table in Section 4.1 hereof will be based on the Individual Goals Component. The Individual Goals Components of a Grantee’s Annual Incentive Award shall be determined based upon a Grantee’s achievement of the individual goals, and weighting of such goals, established by the Grantee’s manager or department head, as applicable, and recorded in the Company’s performance management system as the Grantee’s “AIP Goals” for the Performance Period. Notwithstanding the foregoing, (a) the Individual Goals Component shall not apply to Grantees in the Transition Group, and (b) to the extent a Business Segment or Education Group performance does not meet required thresholds, Grantees in that Business Segment or Education Group shall not be eligible for payment based on the Individual Goals Component. For the avoidance of doubt, Grantees who are part of the Transition Group are not eligible for payment based on the Individual Goal Component.

4.8         Adjustment. The Individual Goals Component of each Grantee’s Annual Incentive Award (determined without application of this Section 4.8) is subject to adjustment by managers. Such adjustment may be negative for those Grantees who do not achieve the applicable goals, and positive for those Grantees who demonstrate outstanding accomplishments. For purposes of applying this Section 4.8, any positive adjustment made to the Individual Goals Component of the Annual Incentive Award of one Grantee must result in a dollar-for-dollar negative adjustment to the Individual Goals Component of the Annual Incentive Award of one or more other Grantees so that, in the aggregate, the application of the adjustment described in this Section 4.7 to all the Grantees shall not result in any additional cost to the Company and its Affiliates for the group of Grantees over which a particular manager retains authority.

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ARTICLE 5

MISCELLANEOUS

5.1         Miscellaneous. The Committee may modify or terminate this Program at any time and for any reason, effective at such date as the Committee may determine, without the approval of the Grantees or stockholders of the Company. Without limiting the foregoing, the Committee reserves the right to adjust Ending Population, the Ending Population Payout Factor, Operating Income/Loss, the Operating Income/Loss Payout Factor, Targeted Operating Income/Loss, Operating Expense Management, Operating Expense Management Payout Factor, Awards, or any other related classification or determination for any and all Grantees for any reason, including if, in the Committee’s sole discretion, any unforeseen or unplanned event results in a positive or negative impact on the performance of the Company (or its Affiliates) during the Performance Period or its overall financial position. All such modifications or terminations to this Program shall be binding on all Grantees.

5.2         Proration. For a Grantee who moves between two or more incentive-eligible positions (whether at the corporate, Business Segment or Education Group level), during the Performance Period, a proration may be applied to determine the amount due to such Grantee pursuant to Article 4 hereof. To the extent it applies, such proration shall be determined in the discretion of the Administrator, and shall be based on relevant factors, which may include, but shall not be limited to, (a) the relative time spent by such Grantee working for at each level, and (b) the extent to which corporate, a Business Segment, Education Group or a Campus was charged for the services of such Grantee.

5.3         Compliance With Laws. This Program was created to comply with the “incentive compensation” provisions of the Higher Education Act, 20 U.S.C.§ 1094(a)(20), and with the implementing regulations of the U.S. Department of Education (“ED”), located at 34 C.F.R.§ 668.14(b)(22). The Company is aware that the ED regulations changed, effective July 1, 2011, and this Program has been created to comply with changed regulations that took effect July 1, 2011. All provisions of this Program will be interpreted and applied so as to be consistent with that statute and those regulations. If at any time the Committee determines that any potential compensation action would, or in the Committee’s sole discretion might, violate that statute or those regulations, the Committee may in its sole discretion elect not to make such payment. If the statute or regulations change or if ED provides guidance that changes the Committee’s understanding of how the statute and regulations will be applied, the Committee will make appropriate changes to this Program, or may terminate this Program, in its sole discretion, with or without advance notice to the Grantees. The Committee reserves the right to modify any element of this Program, to decline to make any payments under this Program, or to terminate this Program in its entirety, at any time for any reason, in its sole discretion, with or without advance notice to the Grantees.

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